Exhibit C.

FIRST AMENDMENT
TO
NORTHEAST OPTIC NETWORK, INC. PRINCIPAL STOCKHOLDERS AGREEMENT

		This First Amendment, dated as of October 19, 2000 ("Amendment No. 1"), to the FiveCom, Inc. Principal Stockholders Agreement (the "Agreement"), dated as of May 28, 1998, by and between Central Maine Power Company, a Maine corporation and wholly owned subsidiary of CMP Group, Inc. ("CMP"), and Northeast Utilities, a Massachusetts business trust ("NU"). This First
Amendment is by and among CMP, NU and New England Business Trust, a
Massachusetts business trust and an indirect wholly owned subsidiary of CMP ("NEBT"), and Mode 1 Communications, Inc., an indirect wholly owned subsidiary of NU ("Mode 1" and together with NEBT, the "Stockholders" and each a "Stockholder"). All capitalized terms used herein but not defined shall have the respective meanings ascribed to them in the Agreement.

W I T N E S S E T H:

		WHEREAS, CMP, MaineCom Services, a wholly owned subsidiary of CMP,
NEBT, NU and NorthEast Optic Network, Inc. (previously known as FiveCom, Inc.
and now known as NEON Optica, Inc.) (hereinafter, "NEON") are parties to a
Memorandum of Understanding dated as of March 7, 2000 (the "MOU");
		WHEREAS,  pursuant to an agreement and plan of merger, in September
2000, NEON became a wholly-owned subsidiary of NEON Communications, Inc. (the
"Company")  and all shares of Common Stock of NEON were converted into and became shares of common stock of the Company, and in connection with such merger;
		WHEREAS, pursuant to paragraphs 5 and 6 of the MOU, CMP and NU agreed to amend the Agreement to add NEBT as a party and to provide that each of NEBT and NU shall be permitted to sell its shares of common stock, $.01 par value per share, of the Company (the "common stock") pursuant to Rule 144 of the Securities Act of 1933, as amended (the "Act"), without complying with the rights of first offer contained in Article 2 of the Agreement and to provide for voting obligations of the parties with respect to the election of directors to the Board of Directors of the Company (the "Board"); and
		WHEREAS, CMP and NU desire to amend the Agreement to also add Mode
1 as a party and as required by the MOU and as more fully set forth herein.
		NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1.	Each of NEBT and Mode 1 shall be added as a party to the Agreement.
2.	Section 2.2(d) of the Agreement is hereby deleted in its entirety and replaced by the following new Section 2.2(d):
(d) 	Permitted Transfers: Common stock may be transferred without regard to this Article 2:
(i) 	to those affiliates of a party with which such party is
consolidated for federal income tax provisions, provided,
however, that the successor-in-interest complies with Section
2.2(b); and
(ii) 	pursuant to Rule 144 of rules and regulations promulgated
under the Securities Act of 1933, as amended, or a successor provision thereto.
3.	Article 4 shall be renumbered Article 5 and Sections 4.1, 4.2 and 4.3 shall be renumbered 5.1, 5.2 and 5.3, respectively.
4.	The following new Article 4 shall be added to the Agreement:
ARTICLE 4

VOTING OF SHARES

	4.1	Subject to Section 4.4 below, in any and all elections of directors to the Board (whether at a meeting or by written consent in lieu of a meeting), each of the Stockholders shall vote or cause to be voted all Shares
(as defined in Section 4.3 below) owned by it, or over which it has voting control, and otherwise use its respective best efforts ("Vote"), so as to fix the number of directors of the Board at nine (it being understood that one board seat is currently vacant and is anticipated to be filled by the next chief executive officer of the Company, when one is hired) and to elect (i)
two members designated by NU, initially John H. Forsgren and Gary D. Simon, and (ii) two members designated by NEBT, initially F. Michael McClain and
Michael I. German; provided, however, that the Stockholders shall have no obligation to elect any designee whom the Board, in its reasonable discretion, has deemed an unacceptable candidate for election.
	4.2	No Stockholder shall Vote to remove any director designated by the other Stockholder, except for bad faith or willful misconduct with respect to the business affairs of the Company on the part of such director.
	4.3	"Shares" shall mean and include any and all shares of common stock and/or shares of any other class of the capital stock of the Company, by whatever name called, which carry voting rights (including voting rights which arise by reason of default) and shall include any such shares now owned or subsequently acquired by a Stockholder, or any of its respective affiliates, as such term is defined in Rule 12b-2 of the General Rules and
Regulations under the Securities Exchange Act of 1934, as amended
("Affiliates"), however acquired, including, without limitation, shares acquired as a result of any stock splits, stock dividends or recapitalizations.
	4.4	In the event that the number of Shares held by:
(a) 	NEBT falls below 2,701,629, then NU shall only be obligated to vote its Shares for one (1) nominee designated by NEBT or its affiliates;
(b) 	NEBT falls below 1,000,672, then NU shall not be obligated to vote any of its Shares for a nominee designated by NEBT or its affiliates;
(c)	NU falls below 2,086,732, then NEBT shall only be obligated to vote its Shares for one (1) nominee designated by NU or its affiliates; and
(d) 	NU falls below 772,917, then NEBT shall not be obligated to
vote any of its Shares for a nominee designated by NU or its affiliates;
provided, however, that the number of Shares referred to in (a) through (d)
shall be adjusted to reflect any stock splits, recapitalizations or similar changes in the number of Shares outstanding.
5. 	Except as amended in this Amendment No. 1, all other provisions of the
Agreement remain in full force and effect.
6.	 This Amendment No.1 may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
		IN WITNESS WHEREOF, the parties hereto have executed this Amendment
No. 1

					CENTRAL MAINE POWER COMPANY



					By: _/s/ Sara J. Burns_________________
					       Name: Sera J. Burns
					       Title: President


					NEW ENGLAND BUSINESS TRUST


					By: _/s/ Robert D. Kump__________________
					       Name: Robert D. Kump
					       Title: Treasurer



					NORTHEAST UTILITIES


					By: _/s/ John F. Forsgren______________
					       Name: John F. Forsgren
					       Title: Executive Vice President and Chief
						      Financial Officer



					MODE 1 COMMUNICATIONS, INC.



					By: _/s/ David R. McHale____________
					       Name: David R. McHale
					       Title: Vice President and Treasurer